FAIRCHILD INTERNATIONAL CORPORATION
Suite 600, 595 Hornby Street
Vancouver, BC V6C 1A4

May 14, 2003

DAVID STADNYK
c/o Suite 1220, Park Place
666 Burrard Street
Vancouver, B.C.
V6C 2X8

Dear Mr. Stadnyk:

Re: Management Services

We confirm that we have agreed to renegotiate the terms of the Management Agreement entered into between us dated April 1, 2003 (the "Original Agreement"). The following are the terms and conditions upon which Fairchild International Corporation (the "Corporation") is prepared to contract with you to continue to provide certain management services to the Corporation. By signing this letter agreement you accept the following terms and conditions and agree that these supercede and replace the terms and conditions set forth in the Original Agreement:

1. Work Duties

1.1 You will assist the Corporation in seeking out new oil and gas investment opportunities and will carry out such other duties and responsibilities as the board of directors may from time to time determine.

2. Term of Employment and Consideration

2.1 The contract shall be for a three year term commencing April 1, 2003 and ending March 31, 2006.

2.2 Subject to the other terms and conditions of this Agreement, the Corporation agrees to pay consideration of US$4,000 per month in arrears (the "Monthly Fee") for the services provided hereunder.

2.3 The Corporation may satisfy its obligations in respect of payment of the Monthly Fee in any month by the issuance of such number of common shares in the capital stock of the Corporation having a deemed price equal to the average bid price of the Corporation's common stock on the OTC Bulletin Board for the last five (5) trading days of such month as having a value equal to the Monthly Fee then otherwise payable.

2.4 You shall also be eligible for incentive compensation in the form of stock options in the Corporation, in accordance with the policy formulated by the Corporation from time to time. Eligibility for stock options shall be determined by the Corporation's compensation committee.

3. Expenses

3.1 In accordance with policies formulated by the Corporation from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to the Corporation within 30 days after the date the expenses are incurred.

4. Service to the Corporation

4.1 During the term of this Agreement, you shall devote such amount of time as shall be reasonably necessary to performing the services hereunder provided that it is acknowledged that it is not intended that you devote the whole of your working time to providing the services hereunder.

5. Confidentiality

5.1 All business and trade secrets and confidential information and knowledge which may be acquired during the terms of this Agreement related to the business and affairs of the Corporation (collectively the "Confidential Information"), will for all purposes and at all times, both during the term of this Agreement and at all times thereafter, be held by you in trust for the exclusive benefit of the Corporation. Neither during the term of this Agreement nor at any time thereafter shall such Confidential Information be disclosed to any corporation or person other than the Corporation, nor will it be used for any purposes other than those expressly authorized by the Corporation. This paragraph does not apply to any information which would be found in the public domain.

6. Termination

6.1 The following termination and resignation provisions apply to this Agreement:

(a) you may resign on 30 days' prior written notice to the Corporation provided that, in lieu of such notice period, the Corporation may elect to pay a pro rata portion of the compensation provided for hereunder for such 30 days, in which case the Agreement will terminate immediately upon receipt of such payment;

(b) the Corporation may elect to terminate this Agreement at any time during its term and in such case the Corporation shall pay to you an amount equal to 12 months of the Monthly Fee payable forthwith upon such termination in cash or shares, at your election, any such shares to have a deemed price equal to the average bid price of the Corporation's Common stock on the OTC Bulletin Board for the last five (5) trading days prior to termination provided that, if the Corporation elects to issue Shares to you on termination it shall take all such steps as shall be necessary to register such shares on a Form S-8.

7. Independent Contractor

7.1 In performing the services hereunder, it is acknowledged that you are acting as an independent contractor and not as an employee of the Corporation.

8. Law of the Contract

8.1 Any dispute relating to the terms of this Agreement will be resolved pursuant to the laws of the Province of British Columbia.

If you are prepared to continue employment with the Corporation on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement.

Yours very truly,

FAIRCHILD INTERNATIONAL CORPORATION

/s/ John Thornton
Per:_________________________________
Authorized Signatory

Accepted and agreed to this 14th day of May, 2003. I have read and understand the terms and conditions set out in this Letter Agreement. I have been given full opportunity to consult legal advisors of my choosing.

/s/ David Stadnyk
____________________________________
DAVID STADNYK